Filed pursuant to 424(b)(2)
Registration No. 333-163511

Prospectus Supplement No. 2

To the Prospectus dated December 27, 2010

As previously supplemented on February 17, 2011

PROSHARES TRUST II

Effective immediately, this Prospectus Supplement No. 2 supplements and supersedes certain disclosure set forth in the Prospectus dated December 27, 2010, as supplemented (the “Prospectus”) of ProShares Trust II and should be read in conjunction with, and must accompany the Prospectus. All capitalized terms used herein have the same meaning as in the Prospectus.

The maximum aggregate offering price of the Shares of ProShares UltraShort Yen being offered separately by the Trust on a continuous basis from time to time has been increased by $500,000,000 to the total set forth below. The line of text for such Shares in the table on the cover page of the Prospectus setting forth the proposed maximum aggregate offering price per Fund is hereby replaced to read as follows:

ProShares UltraShort Yen	$1,300,000,000

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. None of the Funds is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and none is subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement is March 18, 2011.